Exhibit 99.1

American States Water Company Announces Construction Contract with the
                 U.S. Government at Fort Bliss, Texas


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Dec. 15, 2006--American States Water Company (NYSE:AWR) today announced that Fort Bliss Water
Services Company (a subsidiary of AWR's American States Utility
Services, Inc. unit), has finalized an agreement with the U.S.
Government for the construction of certain improvements to the existing wastewater infrastructure located at Fort Bliss in El Paso, Texas.

    The $19.8 million project is a firm fixed price contract, subject to change orders if significant issues are encountered during construction that would increase the overall cost of the project. The U.S. Government will make periodic payments to Fort Bliss Water Services Company under the contract. The project is scheduled to be completed by the end of August 2007. This construction project is supplemental to the Company's 50-year contract with the U.S. Government to manage the entire water and wastewater systems at Fort Bliss.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, the Company contracts with municipalities, the U.S. government and private entities to provide various services, including billing and meter reading, water marketing and operation and maintenance of water and wastewater systems.

    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             909-394-3600, extension 647